Exhibit 2.6.1

        AMENDMENT NO. 1 AND WAIVER TO THE STOCK PURCHASE AGREEMENT

        The undersigned, as parties to the Stock Purchase Agreement, dated as of July 25, 2006 (the "Agreement"), by and among Washington Mutual, Inc., a Washington corporation, New American Capital, Inc., a Delaware corporation, Principal Financial Group, Inc., a Delaware corporation, and Principal Management Corporation, an Iowa corporation, desire to amend, effective as of December 29, 2006, the Agreement. Capitalized terms used herein without definition shall have the respective meanings set forth in the Agreement.

        WHEREAS, Section 12.4 of the Agreement provides that the parties to the Agreement may amend or waive provisions of the Agreement by execution of a written instrument signed and delivered by each of the parties to the Agreement; and

        WHEREAS, in accordance with the foregoing, the parties wish to amend the Agreement and waive certain provisions of the Agreement in the manner hereinafter set forth.

        NOW THEREFORE, it is hereby agreed as follows:

        1.    Amendment.

        (A)    The definition of "Aggregate Closing Advisory Revenue Run-Rate" in Article I of the Agreement is amended in its entirety to read as follows:

        "Aggregate Closing Advisory Revenue Run-Rate" means the sum of (i) the Closing Advisory Revenue Run-Rates for all Sponsored Funds (other than the Exempt SAM Funds), Sub-Advised Funds, Separate Account Clients and New Advisory Clients with respect to which Client Consent has been obtained (and remains in effect) as of the Closing Date and (ii) the Closing Advisory Revenue Run-Rates for all Exempt SAM Funds with respect to which Fund Board Approval and Sponsored Fund Shareholder Approval of the merger of such Sponsored Fund with a fund sponsored by Purchaser or any of its Affiliates as set forth on Schedule 6.3(e) has been obtained (and remains in effect) as of the Closing Date.

        (B)    The definition of "Closing Adjusted Assets Under Management" in Article I of the Agreement is amended in its entirety to read as follows:

        "Closing Adjusted Assets Under Management" means, with respect to a Sponsored Fund, Sub-Advised Fund, Separate Account Client or New Advisory Client (as applicable), the dollar amount of assets under management by the Subject Companies for such Sponsored Fund, Sub-Advised Fund, Separate Account Client or New Advisory Client (as applicable) as of the Base Date (or, in the case of a New Advisory Client, such later date as such New Advisory Client first became an Advisory Client of the Subject Companies), as adjusted to reflect net asset flows (i.e., sales, purchases, contributions, deposits (provided that reinvestment of dividends, capital gains distributions or interest shall not constitute sales, purchases, contributions or deposits), redemptions, withdrawals, exchanges and surrenders (provided that dividend distributions or capital gains distributions shall not constitute redemptions, withdrawals, exchanges or surrenders)) with respect to assets under management by the Subject Companies for such Sponsored Fund, Sub-Advised Fund, Separate Account Client or New Advisory Client (as applicable) following the Base Date (or, in the case of a New Advisory Client, such later date as such New Advisory Client first became an Advisory Client of the Subject Companies) (excluding any assets purchased or contributed by Seller Parent or its Affiliates for their own accounts) through and including the Business Day prior to the Closing Date. (For the avoidance of doubt, the calculation of Closing Adjusted Assets Under Management pursuant to the immediately preceding sentence is intended to exclude any increase or decrease in assets under management resulting from investment performance, whether in the form of income or changes in security prices, from and after the Base Date (or, in the case of a New Advisory Client, such later date as such New Advisory Client first became an Advisory Client of the Subject Companies).) For illustrative purposes only, Closing

Adjusted Assets Under Management, calculated as if the Business Day before the Closing Date were December 15, 2006, is calculated on Schedule 5, and the Purchase Price adjustment contemplated by Section 2.4(c) of the Agreement shall be calculated in a manner consistent with Schedule 5."

        (C)    The definition of "Purchaser's Retail Mutual Fund Annual Fee Revenue" in Article I of the Agreement is amended by replacing the words "daily average" in the first sentence with the following: "monthly average (utilizing, for each month, the average of Purchaser's Retail Mutual Fund AUM at the beginning and end of each month)".

        (D)    The definition of "Purchaser's Retail Mutual Fund AUM" in Article I of the Agreement is amended in its entirety to read as follows:

        "Purchaser's Retail Mutual Fund AUM" means, as of any date of determination, the dollar amount of assets under management by Purchaser's Retail Mutual Fund Business (and, for dates prior to Closing, the Subject Companies), as of the Base Date, as adjusted to reflect net asset flows (i.e., sales, purchases, contributions, deposits (provided that reinvestment of dividends, capital gains distributions or interest shall not constitute sales, purchases, contributions or deposits), redemptions, withdrawals, exchanges and surrenders (provided that dividend distributions or capital gains distributions shall not constitute redemptions, withdrawals, exchanges or surrenders)) with respect to such assets under management following the Base Date through and including the date of determination, but excluding Selected AUM. (For the avoidance of doubt, the calculation of Purchaser's Retail Mutual Fund AUM pursuant to the immediately preceding sentence is intended to exclude any increase or decrease in assets under management resulting from investment performance, whether in the form of income or changes in security prices, from and after the Base Date). For illustrative purposes only, Purchaser's Retail Mutual Fund AUM shall be calculated in a manner consistent with Schedule 6.

        (E)    The definition of "Selected Annual Fee Revenue" in Article I of the Agreement is amended in its entirety to read as follows:

        "Selected Annual Fee Revenue" means, for each Make-Whole Year after Closing, the advisory or sub-advisory fee revenue that would have been earned in respect of the monthly average (utilizing, for each month, the average of Selected AUM at the beginning and end of each month) Selected AUM during such Make-Whole Year if the relevant Schedule 2.6 Fee Rate (or, in the case of Selected AUM managed for a Special Client, such lower rate as applied from time to time during such Make-Whole Year) applied; provided that, notwithstanding the foregoing, for purposes of the determining the "Selected Annual Fee Revenue" with respect to the retail fund (or its successor fund following the mergers described in clause (iii) of the first sentence of Section 6.3(e) of the Agreement) listed as the "Money Market Fund" under the heading "Trust Funds" on Schedule 2, "Selected Annual Fee Revenue" means, for each Make-Whole Year after Closing, the advisory or sub-advisory fee revenue that would have been earned in respect of the daily average Selected AUM during such Make-Whole Year if the relevant Schedule 2.6 Fee Rate (or, in the case of Selected AUM managed for a Special Client, such lower rate as applied from time to time during such Make-Whole Year) applied. For illustrative purposes only, the Selected Annual Fee Revenue as of the Base Date is calculated on Schedule 2.

        (F)    The definition of "Selected AUM" in Article I of the Agreement is amended in its entirety to read as follows:

        "Selected AUM" means, as of any date of determination, without duplication, the dollar amount of assets under management by the Subject Companies and by Purchaser and its Affiliates (including, after the Closing, the Subject Companies) in the United States (i) through the Bank Channel and (ii) for Seller, Seller Parent or any of their Affiliates (other than the Subject Companies) other than in respect of any 401(k) Plan of such Person, in each case as of the Base Date, as adjusted to reflect net asset flows (i.e., sales, purchases, contributions, deposits (provided that reinvestment of dividends, capital gains distributions or interest shall not constitute sales, purchases, contributions or deposits), redemptions, withdrawals, exchanges and surrenders (provided that dividend distributions or capital gains distributions shall not constitute redemptions, withdrawals, exchanges or surrenders)) with respect to such assets under management following the Base Date, through and including the date of determination. (For the avoidance of doubt, the calculation of Selected AUM pursuant to the immediately preceding sentence is intended to exclude any increase or decrease in assets under management resulting from investment performance, whether in the form of income or changes in security prices, from and after the Base Date.) For illustrative purposes only, the Selected AUM as of the Base Date is set forth on Schedule 2. Notwithstanding anything herein to the contrary, assets advised or subadvised by the Subject Companies as of the date hereof that are related to any Fixed Annuity and Variable Annuity Products and that are not described in Schedule Y of the Seller Disclosure Letter, together with, for the avoidance of doubt, assets advised or subadvised by the Subject Companies or, after the Closing, Purchaser and its Affiliates that are related to any Fixed Annuity and Variable Annuity Products that are first introduced for distribution in the Bank Channel after the date hereof, shall be deemed to be assets under management through the Bank Channel for purposes of the definition of "Selected AUM". For illustrative purposes only, Selected AUM shall be calculated in a manner consistent with Schedule 7.

        (G)    The following new definitions are added to Article I of the Agreement:

        "Additional Liabilities" has the meaning set forth in Section 7.6.

        "Eighth Facility Amendment" means the Eighth Facility Amendment, dated as of December 29, 2006 among WM Funds Distributor, Inc., the Company, Seller, Purchaser, Citibank, N.A. and Citicorp North America, Inc.

        "Exempt SAM Funds" means the "Conservative Growth Portfolio" and the "Strategic Growth Portfolio" listed on Schedule 8.2(f)(ii).

        "Released Amount" has the meaning set forth in Section 7.6.

        (G)    Section 2.6(a) of the Agreement is amended by adding the following sentence immediately following the final sentence of Section 2.6(a):

        "For illustrative purposes only, the Make-Whole Calculation shall be calculated in a manner consistent with Schedule 8."

        (H)    Section 6.4 of the Agreement is amended by deleting the final sentence of Section 6.4 in its entirety and replacing it with the following:

        "Subject to the preceding sentence, from and after the Closing, Purchaser shall cause the Company and its Subsidiaries (a) to comply in all material respects with their respective obligations under the CDSC Financing Agreements, as amended by the Eighth Facility Amendment, and (b) not to amend or otherwise modify any of the CDSC Financing Agreements without the prior written consent of Seller (not to be unreasonably withheld)."

        (I)    Section 6.5 of the Agreement is amended by inserting the following language immediately following the third sentence of Section 6.5: "Seller shall cause to be purchased prepaid insurance policies which provide the board of directors or trustees (as applicable) of each Sponsored Fund with liability insurance coverage for a period of not less than six years from the Closing with respect to claims arising from facts or events that occurred at or prior to the Closing for $547,500 of premium, and such amount shall be paid by Purchaser Parent."

        (J)    Section 7.6 of the Agreement is amended by inserting the following language immediately following the third sentence of Section 7.6:

        "To the extent that any Deferred Compensation Liabilities under any of the Deferred Compensation Plans are assumed by the Subject Companies prior to Closing pursuant to this Section 7.6, Seller Parent shall promptly transfer or cause to be transferred to the Subject Companies prior to Closing an amount in cash equal to such assumed Deferred Compensation Liabilities. In addition, with respect to liabilities (the "Additional Liabilities") of the Deferred Compensation Plans arising prior to January 1, 2007 but that can not be specifically calculated until the first quarter of 2007 (and, therefore, will not have been reflected on the Closing Balance Sheet), the Subject Companies shall assume such Additional Liabilities and Seller Parent shall transfer or cause to be transferred to the Subject Companies an amount in cash equal to such Additional Liabilities as soon as practicable after the final total of such Additional Liabilities is determined, but in no event later than March 31, 2007. If, following the Closing, the Subject Companies are finally released from any obligation to pay all or any portion of such assumed Deferred Compensation Liabilities that were funded by Seller Parent in accordance with the preceding sentence, as a result of any Affected Employee forfeiting his or her rights to unvested benefits attributable to such Affected Employee's participation in the Deferred Compensation Plans (the "Released Amount"), then Purchaser shall, or shall cause the Subject Companies to, pay to Seller an amount equal to the Released Amount within 15 business days after Purchaser becomes aware of such Affected Employee's forfeiture of his or her rights to unvested benefits."

        (K)    The attached hereto and designated Schedules 5, 6, 7 and 8, respectively, are hereby attached as such schedules to the Purchase Agreement.

        2.    Waiver.

        (A)    The Fund Shareholder Approval required by Section 8.2(f) of the Agreement for the "Conservative Balanced Portfolio", the "Flexible Income Portfolio", the "Balanced Portfolio", the "Conservative Growth Portfolio" and the "Strategic Growth Portfolio" listed on Schedule 8.2(f)(ii) (collectively, the "Exempt SAM Funds") shall not require the approval by the shareholders of such Exempt SAM Funds of the new Advisory Contract referred to in clause (i) of the first sentence of Section 6.3(e) of the Agreement; provided that Seller shall continue to use its reasonable best efforts to obtain, as promptly as practicable, the approval (prior to the mergers described in clause (iii) of the first sentence of Section 6.3(e) of the Agreement) by such shareholders of such new Advisory Contract referred to in clause (i) of the first sentence of Section 6.3(e) of the Agreement with respect to the Exempt SAM Funds; provided, further, that the foregoing shall in no event affect the definition of "Client Consent" set forth in the Agreement.

        (B)    Seller shall promptly take any actions reasonably required to prepare each Sponsored Fund for the mergers described in clause (iii) of the first sentence of Section 6.3(e) of the Agreement and shall take all actions reasonably necessary or advisable to effect any requisite transition prior to Closing in connection with the consummation of such mergers of such Sponsored Fund.

        (C)    Purchaser shall bear the costs of the proxy solicitor that are incurred after December 14, 2006 in connection with the solicitation of approval by the shareholders of (i) the new Advisory Contract referred to in clause (i) of the first sentence of Section 6.3(e) of the Agreement with respect to the Exempt SAM Funds and (ii) the Fund Shareholder Approvals with respect to the "California Insured Intermediate Fund, the "California Municipal Fund" and the retail fund listed as the "Money Market Fund" under the heading "Trust Funds" on Schedule 2; provided that Seller shall continue to conduct the solicitations described in this sentence to the extent, and only to the extent, Seller is so directed in writing by Purchaser.

        3.    Consent to Amendment and Waiver.    Each of undersigned does hereby give its written consent to the amendment and waiver of the Agreement, effective as of the date first written above, in accordance with the foregoing provisions.

        4.    Effectiveness of Amendment and Waiver.    This amendment and waiver shall be effective as of the date first above written.

        5.    Confirmation of the Stock Purchase Agreement.    Except as set forth in paragraphs 1 and 2 of this amendment and waiver, the terms, conditions and agreements set forth in the Agreement are hereby ratified and confirmed and shall continue in full force and effect. On and after the effectiveness of this amendment and waiver, each reference in the Agreement to "this Agreement," "hereunder," "hereof," "herein," or words of like import, and each reference to the Agreement in any other agreements, documents or instruments executed and delivered pursuant to the Agreement, shall mean and be a reference to the Agreement, as amended by this amendment and waiver.

        6.    Governing Law.    THIS AMENDMENT AND WAIVER AND THE RIGHTS AND DUTIES OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

        IN WITNESS WHEREOF, the parties hereto have executed this amendment to the Agreement, as of the date first above written.

WASHINGTON MUTUAL, INC.
By:	/s/ TODD BAKER Name: Todd Baker Title: Executive Vice President
NEW AMERICAN CAPITAL, INC.
By:	/s/ TODD BAKER Name: Todd Baker Title: Executive Vice President
PRINCIPAL FINANCIAL GROUP, INC.
By:	/s/ TIMOTHY STUMPFF Name: Timothy Stumpff Title: Vice President, Capital Markets
PRINCIPAL MANAGEMENT CORPORATION
By:	/s/ RALPH C. EUCHER Name: Ralph C. Eucher Title: President